EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements of NetBank, Inc. listed below of our report dated May 11, 2001, with respect to the consolidated financial statements of Market Street Mortgage Corporation and subsidiary as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, included in this Current Report on Form 8-K/A of NetBank, Inc.:

Registration Statement No. 333-43073 on Form S-8
Registration Statement No. 333-64697 on Form S-8
Registration Statement No. 333-51574 on Form S-8

ERNST & YOUNG LLP

Detroit, Michigan
September 12, 2001